Exhibit 99.2

RenaissanceRe Announces $300 Million Public Offering of 6.60% Series D Preference Shares

Pembroke, Bermuda, December 12, 2006 -- RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today it has agreed to sell in an underwritten public offering $300 million aggregate liquidation preference of its 6.60% Series D Preference Shares, with a liquidation preference of $25 per share. The Company currently expects to consummate the sale to the underwriters on December 15, 2006. RenaissanceRe anticipates using net proceeds from the offering to redeem all of its outstanding 8.10% Series A Preference Shares as soon as practicable following completion of the offering and to redeem all of its outstanding 8.54% Junior Subordinated Deferrable Interest Debentures on or as soon as practicable after March 1, 2007.

RenaissanceRe may redeem all or a portion of the Series D Preference Shares at a redemption price of $25 per share on or after December 1, 2011. The Company intends to have the Series D Preference Shares listed on the New York Stock Exchange under the symbol “RNRPRD.” The Series D Preference Shares have been rated Baa3 by Moody’s Investors Service and BBB by Standard & Poor’s.

Citigroup Corporate and Investment Banking and Wachovia Capital Markets, LLC are joint-book running managers for the offering. A shelf registration statement relating to the offering was originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 9, 2004 and has since been declared effective. The offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state. Copies of the final prospectus relating to the offering may be obtained from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734) or Wachovia Capital Markets, LLC, 1525 W. Wt. Harris Blvd., Charlotte, NC 28262-8522, Attention: Syndicate Operations.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

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INVESTOR CONTACT: Todd R. Fonner Senior Vice President RenaissanceRe Holdings Ltd. (441) 239-4801	MEDIA CONTACT: David Lilly or Dawn Dover Kekst and Company (212) 521-4800